QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 9, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

SCIELE PHARMA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	58 2004779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5 Concourse Parkway, Suite 1800 Atlanta, Georgia 30328 (770) 442 9707 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick P. Fourteau
Chief Executive Officer
Sciele Pharma, Inc.
5 Concourse Parkway, Suite 1800
Atlanta, Georgia 30328
(Name, address, including zip code, and telephone number, including area code, of agent for service)
The Commission is requested to send copies of all communications to:
W. Tinley Anderson, III, Esq. Paul, Hastings, Janofsky & Walker LLP 600 Peachtree St., N. E., Suite 2400 Atlanta, GA 30308 (404) 815-2400	David K. Boston, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-142691

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

% Contingent Convertible Senior Notes due 2027	$287,500,000	100%	$287,500,000	$8,827

% Contingent Convertible Senior Notes due 2027	$37,500,000(3)(4)	100%	$37,500,000(3)(4)	$1,152

Common Stock, par value $.001 per share	—(5)	—(5)	—(5)	—(6)

Preferred Stock Purchase Rights(7)	—	—	—	—(7)

(1)
This Registration Statement relates to the Registrant's Registration Statement on Form S-3 (Registration No. 333-142691) (the "Prior Registration Statement"), which was declared effective on May 8, 2007. In accordance with Rule 462(b) of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price of securities eligible to be sold under the Prior Registration Statement ($287,500,000 in aggregate principal amount of Contingent Convertible Senior Notes due 2027), is carried forward to this Registration Statement, and an additional $37,500,000 in Contingent Convertible Senior Notes due 2027 are registered hereby, which amount is less than 20% of the maximum aggregate offering price of the securities eligible to be sold under the Prior Registration Statement.
(2)
Calculated pursuant to Rule 457(o) under the Securities Act. In connection with the Prior Registration Statement, a registration fee of $8,827 was paid in respect of the $287,500,000 in Contingent Convertible Senior Notes due 2027 registered thereunder. Remitted herewith is $1,152, representing the registration fee for the $37,500,000 in Contingent Convertible Senior Notes due 2027 registered under this Registration Statement.
(3)
Equals the aggregate principal amount of      % Contingent Convertible Senior Notes due 2027 to be registered hereunder. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the "Securities Act").
(4)
Includes $2,500,000 in additional aggregate principal amount of Convertible Senior Notes that may be offered and sold by the underwriters pursuant to the exercise in full of the underwriters' option to cover over-allotments.
(5)
The settlement feature of the Convertible Senior Notes allows, upon conversion, that cash be paid or cash and shares of common stock of the Registrant be paid under certain circumstances. As a result, the Registrant is unable to presently calculate or give a reasonable good faith estimate of the number of shares of common stock, if any, that may be issuable upon conversion of the Convertible Senior Notes. Pursuant to Rule 416 of the Securities Act, the registration statement shall include an indeterminate number of shares of common stock that may be issued or become issuable in connection with stock splits, stock dividends, recapitalizations or similar events.
(6)
Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of common stock underlying the Convertible Senior Notes because no additional consideration is to be received in connection with the exercise of the conversion privilege.
(7)
Rights are attached to and trade with the common stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the common stock; therefore, no additional registration fee is required.

        In accordance with Rule 462(b) of the Securities and Exchange Commission's Rules and Regulations under the Securities Act of 1933, as amended, this Registration Statement incorporates by reference the Registrant's Registration Statement on Form S-3 (No. 333-142691) to which this Registration Statement relates.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 8th day of May, 2007.

Sciele Pharma, Inc.
By:	/s/ DARRELL BORNE Darrell Borne Executive Vice President, Chief Financial Officer, Treasurer and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Patrick P. Fourteau	Director, Chief Executive Officer and President (principal executive officer)	May 8, 2007
/s/ DARRELL BORNE Darrell Borne	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (principal financial and accounting officer)	May 8, 2007
* Pierre Lapalme	Chairman of the Board	May 8, 2007
* Jerry N. Ellis	Director	May 8, 2007
* Jerry C. Griffin, M.D.	Director	May 8, 2007
* William J. Robinson	Director	May 8, 2007
* Jon S. Saxe	Director	May 8, 2007
* Patrick J. Zenner	Director	May 8, 2007
By:	/s/ DARRELL BORNE Darrell Borne Attorney-in-Fact	May 8, 2007

2

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
4.4	Form of Indenture*
4.5	Form of % Contingent Convertible Senior Note due 2027 (see exhibit 4.4)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP
23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting firm
24.1	Power of Attorney*
25.1	Statement of Eligibility of Trustee*

*
Previously filed in connection with Registration Statement on Form S-3 (No. 333-142691)

3

QuickLinks

SIGNATURES
INDEX TO EXHIBITS